Final Term Sheet

Filed pursuant to Rule 433

Dated January 29, 2015

Relating to

Prospectus Supplement dated January 29, 2015 to

Registration Statement No. 333-183150

$400,000,000 2.650% Notes due 2025 (“2025 Notes”)

$200,000,000 3.550% Notes due 2042 (“2042 Notes”)

$150,000,000 Floating Rate Notes due 2017 (“2017 Notes”)

Issuer:	Praxair, Inc.

Expected Ratings (Moody’s / S&P)*:	A2 (Stable) / A (Stable)

Trade Date:	January 29, 2015

Settlement Date**:	February 5, 2015 (T+5)

	2025 Notes	2042 Notes	2017 Notes

Title of Securities:	2.650% Notes due 2025	3.550% Notes due 2042	Floating Rate Notes due 2017

Principal Amount:	$400,000,000	$200,000,000. The 2042 Notes offered hereby will be part of the same series of notes as the $475,000,000 aggregate principal amount of 3.550% Notes due 2042 issued and sold by Praxair, Inc. on November 7, 2012 and May 7, 2013.	$150,000,000

CUSIP / ISIN:	74005P BN3/ US74005PBN33	74005P BD5 / US74005PBD50	74005P BM5 / US74005PBM59

Maturity Date:	February 5, 2025	November 7, 2042	February 3, 2017

Benchmark Treasury:	T 2.250% due November 15, 2024	T 3.125% due August 15, 2044	N/A

Benchmark Treasury Price and Yield:	104-17 / 1.744%	117-13 / 2.309%	N/A

Spread to Benchmark Treasury:	+95 basis points	+125 basis points	N/A

Yield to Maturity:	2.694%	3.559%	N/A

Interest Rate:	2.650% per annum	3.550% per annum	Federal Funds Effective Rate +33 basis points

Public Offering Price (Issue Price):	99.617% of the principal amount thereof	99.838% of the principal amount thereof, plus interest deemed to have accrued since November 7, 2014	100.00% of the principal amount thereof

Interest Payment Dates:	Semi-annually in arrears on each February 5 and August 5 commencing August 5, 2015	Semi-annually in arrears on each May 7 and November 7 commencing May 7, 2015	February 3, May 3, August 3 and November 3 of each year, commencing May 3, 2015

Interest Record Dates:	January 20 and July 20	April 23 and October 24	15th day immediately preceding the related interest payment date

Day Count Convention:	30/360	30/360	Actual/360

Redemption Provisions:

Make-Whole Call:	Treasury Rate plus 15 basis points prior to November 5, 2024	Treasury Rate plus 10 basis points prior to May 7, 2042	The 2017 Notes are not redeemable prior to maturity

Par Call:	On or after November 5, 2024	On or after May 7, 2042

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC

Co-Managers:	ANZ Securities, Inc. BBVA Securities Inc. Goldman, Sachs & Co. Itau BBA USA Securities, Inc. Mitsubishi UFJ Securities (USA), Inc. PNC Capital Markets LLC SG Americas Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect that delivery of the notes will be made to investors on or about February 5, 2015, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement of the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus, as supplemented) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll free at 1-800-221-1037, J.P. Morgan Securities LLC, collect at 1-212-834-4533, RBS Securities Inc., toll free at 1-866-884-2071 or Wells Fargo Securities, LLC, toll free at 1-800-645-3751.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.